Exhibit 99.1

Biostax Corp. and Statera Biopharma, Inc. reach mutually beneficial dispute settlement and amended license agreement providing clearer clinical and commercial pathways for both companies.

The settlement between Statera Biopharma, Inc. and Biostax Corp. include an amended royalty-bearing license agreement and a joint petition to dismiss the involuntary bankruptcy case against Statera Biopharma, Inc.

Immune Therapeutics, Inc. d/b/a Biostax Corp. (OTC Pink: IMUN) (“Biostax”), a hub-and-spoke biotech development engine and Statera Biopharma (OTCPK:STAB) (“Statera”), a biopharmaceutical company creating next-generation immune therapies, for cancer, autoimmune disease and infections, announced that the Board of Directors of both companies has approved both a joint petition to dismiss the involuntary bankruptcy case with Statera and an amended royalty-bearing license agreement between Biostax and Statera for select Statera intellectual property.

Under Amendment No. 3 to the License Agreement, Biostax will pay royalties to Statera and obtain worldwide exclusive rights to numerous patents surrounding Low-dose Naltrexone and Met-enkephalin (MENK), for all indications except Crohn’s Disease, which Statera will continue to develop and commercialize. Detailed terms about the settlement and the amended license agreement may be found at www.biostaxcorp.com and www.staterabiopharma.com

Kelly Wilson, Chief Executive Officer of Biostax Corp. said, “This settlement agreement is an important step for Biostax, as it supports solidifying and expanding our position within the low-dose naltrexone and TLR4 space. It also helps avoid various worldwide intellectual property disputes, secures licensing rights to some of Statera’s intellectual property, provides a clearer clinical and commercial pathway for years to come, and expands opportunities to explore new indications and territories. We believe that this settlement is beneficial to our company, shareholders, and potential patients. Congratulations to our Board of Directors and executives, along with the Board of Directors and executive team at Statera Biopharma, for reaching this agreement, which allows both companies to benefit and move forward with their respective programs.”

“This settlement with Biostax represents a major next step in moving forward with the previously announced merger proposal with Worksite Labs which could enhance shareholder value and strengthen the company’s operating performance,” commented Michael K. Handley, Chief Executive Officer of Statera Biopharma. He also noted: “We look forward to issuing additional details regarding the merger intent over the next several weeks as well as our efforts to work with Biostax to help patients and create shareholder value.”

About Biostax

Biostax Corp. is a pioneering pharmaceutical company involved in the acquisition, development, and commercialization of pharmaceutical and biotechnology products that have a well-defined path to market. By utilizing a biotech portfolio hub-and-spoke engine, we plan to advance focused and efficient small-scale biotechnology and pharmaceutical programs through subsidiaries, investment vehicles or partnerships, and deploy products from those programs in markets both in the U.S. and internationally for initial commercialization.

About Statera

Statera Biopharma is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses, and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera has one of the largest platforms of toll-like receptor (TLR) agonists in the biopharmaceutical industry with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera has clinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), Cancer T-cell exhaustion and COVID-19 (STAT-205) in addition to potential expansion into other autoimmune diseases. To learn more about Statera Biopharma, please visit www.staterabiopharma.com.

Forward Looking Statement

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions, and expectations of Immune’s future economic performance, considering the information currently available to it. These statements are not statements of historical fact. Although Immune believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Immune does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Immune will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause Immune’s actual results, performance, or financial condition to be materially different from the expectations of future results, performance, or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory review and approval of our prospective products, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

Biostax Contact:

Kelly O. Wilson

Chief Executive Officer

ir@biostaxcorp.com

1-888-391-9355